Exhibit 99.1

Molekule Reports Second Quarter 2023 Financial Results

Delivers Q2 Revenue of $13.2 Million, Exceeding Guidance of $12.0 Million and Representing 58% Sequential Growth

PALM BEACH GARDENS, Fla. - (August 16, 2023) - Molekule Group, Inc. (“Molekule” or the “Company”) (Nasdaq: MKUL), a leading air purification technology company, today reported financial results for the three months (“Q2 2023”) ended June 30, 2023.

Second Quarter 2023 Financial and Operational Highlights

(Unless otherwise stated, comparisons are made between Q2 2023 and Q2 2022 results)

●	Revenues were $13.2 million, an increase of 58% as compared to the first quarter of 2023.
●	Gross profit was $4.5 million, or $5.7 million on an adjusted basis to exclude $1.2 million of costs resulting from a step up in inventory value related to purchase accounting. Gross profit margin giving effect to the adjustment was 43%.
●	Operating loss was $11.7 million, or $8.7 million on an adjusted basis to exclude $3.0 million of one-time costs associated primarily with acquisitions.
●	Net loss from operations was $25.0 million, or $0.76 per share, including the impacts of the one-time costs referred to above.
●	Filter sales of $9.5 million increased approximately 63% as compared to the first quarter of 2023 reflecting a strong and increasing base of recurring revenues.
●	Announced statistically significant results from an approximately year-long research study which indicated that Molekule’s Air Pro purifier may reduce hospital length of stay by approximately two days in COVID-19 patients.
●	Completed a $10 million private placement in May 2023 with a single institutional investor. Additionally, the Company reached an agreement with its principal lender, to defer approximately $6.1 million of principal payments through Q1 2025.
●	Entered into a second one-year agreement with Veterans Integrated Services Network (“VISN 23”), to provide Veterans Affairs (“VA”) center employees and veterans with real-time, IAQ monitoring and control systems across three VA service centers. The agreement includes an option for up to five years and provides further opportunity for the Company to demonstrate the strength and versatility of its technology to the VHA network, which has 18 VISNs and over 1,200 facilities.
●	Introduced new Alexa skill commands, including turning devices on or off, changing fan speeds or modes, and status checks for filters and indoor air quality. The commands allow consumers to have increased control over their air purification devices and are available on any Alexa-enabled device via the Alexa app.

Recent Developments

●	Achieved the most successful Amazon Prime Day in Company history with a 264% increase in purifier sales year over year reflecting our increasing profile within our category at Amazon.

●	Launched Molekule 360, a first-of-its-kind Indoor Air Quality (“IAQ”) management solution. The new platform was created to allow enterprise-wide deployment for monitoring and control of thousands of Internet of Things (“IoT”) enabled devices from a single location, across multiple facilities and cities.
●	Study published in Nature(1) demonstrated that portable air purifiers utilizing photoelectrochemical oxidation (“PECO”) filtration, reduce the allergic airway responses to aerosolized cat dander in an animal model. The study was completed to assess the ability of PECO technology to provide relief from allergy responses compared to traditional HEPA-based filtration alone. Molekule devices are the only air purifiers to use patented PECO technology to destroy pollutants.

(1)	Devadoss, D., Surbaugh, K., Manevski, M., Wickramaratne, C., Chaput, D., Chung, A., de Leon, F., Chand, H. S., & Dhau, J. S. (2023). Indoor-air purification by photoelectrochemical oxidation mitigates allergic airway responses to aerosolized cat dander in a murine model. Scientific Reports, 13(1), 1-14. https://doi.org/10.1038/s41598-023-38155-0

Management Commentary

Jason DiBona, CEO of Molekule, stated, “We are pleased with the speed at which we have integrated to become a leading provider of air purification devices, software and solutions resulting in significant sequential revenue growth while maintaining solid gross profit margins. This early momentum has accelerated following the close of the quarter with our record-breaking Amazon Prime sales day, marking the most successful one in Company history. We are also encouraged by the recurring revenue element of our business resulting from filter subscriptions and replacements, which increased approximately 63% sequentially reflecting streamlining of our e-commerce platform and an improved customer experience on our website.”

Mr. DiBona added, “Our recently launched first-of-its-kind Molekule 360 hub has experienced a favorable response from early adopters. The industry leaders who are implementing our solution are recognizing its ease of use and unique ability to empower them to cost-effectively and sustainably improve indoor air quality to protect the health of everyone who enters their locations.”

Mr. DiBona continued, “We firmly believe we are on the precipice of an indoor air quality revolution as poor air quality more regularly impacts the lives of the general population, whether as a result of environmental concerns such as wildfires, fumes and emissions from industrial accidents, or viruses and pathogens. We’ve recently seen efforts from organizations such as the CDC and ASHRAE to further improve public health by establishing formal recommendations and standards for IAQ. We applaud their leadership as our understanding of the detrimental health effects associated with poor IAQ grows and we believe this is a significant step towards safeguarding the well-being of the public.”

Mr. DiBona concluded, “The time is now for us to accelerate our offerings and showcase our full range of products and services that enhance safety across various sectors, including direct consumer, through our retail partners, education, healthcare and B2B. Through our commitment to research and innovation, we have developed cutting-edge technologies and rigorous quality standards to ensure that customers can rely on our products for exceptional protection. We believe our large range of trusted, and FDA approved, products will further solidify our position as a leading force in the industry.”

Financial Results for Three Months and Six Months Ended June 30, 2023

Revenues for the three months ended June 30, 2023 were approximately $13.2 million, an increase of approximately 58% as compared to the first quarter of 2023.

For the three months ended June 30, 2023, the Company incurred approximately $15.0 million of selling, general and administrative (“SG&A”) expenses. SG&A expenses were primarily due to an increase in salaries and wages, stock-based compensation, marketing expense, legal fees, public company costs and rent expense. On an adjusted basis to exclude one-time costs of approximately $1.8 million, SG&A was approximately $13.2 million.

The change in fair value of the warrant liability was a non-cash loss of approximately $12.1 million resulting from an increase in the fair value of the warrant liability.

Net loss was approximately $25.0 million, or $0.76 per share, for the three months ended June 30, 2023. On an adjusted basis to exclude approximately $3.0 million of one-time costs and the non-cash change in fair value of the warrant liability of $12.1 million, net loss was approximately $9.9 million, or $0.30 per share.

Transaction Update and Full Year Outlook

Merger Agreement with Aura

As previously disclosed, on February 26, 2023, we entered into the Agreement and Plan of Merger, dated as of February 26, 2023 (the “Merger Agreement”), by and among us, Aura Smart Air Ltd., a company organized under the laws of the State of Israel (“Aura”) and Avatar Merger Sub Ltd., a company organized under the laws of the State of Israel, our wholly owned subsidiary.

On August 14, 2023, we informed Aura that we were terminating the Merger Agreement, in accordance with Section 8.02 and Section 8.01(c)(i) of the Merger Agreement. We believe that Aura has committed a material and incurable breach of Section 6.02 of the Merger Agreement such that we are entitled to terminate the Merger Agreement pursuant to Section 8.01(c)(i)(B) of the Merger Agreement. On August 14, 2023, Aura notified us that it disputed the termination of the Merger Agreement and believes that we have breached Section 6.09 of the Merger Agreement. We dispute that we are in breach of the Merger Agreement.

Notwithstanding the termination of the Merger Agreement, we intend to continue discussions with Aura regarding mutually beneficial future sales, marketing and technology collaboration and intend to continue discussions regarding the parties’ current arrangements in connection with, and certain disagreements under, the Technology Collaboration Agreement and Co-Distribution Agreement entered into contemporaneously with the Merger Agreement.

Outlook

Notwithstanding the successful launch of Molekule 360 hub, integration of software and device technologies and growth in organic revenues through sales of consumables and through important retail partnerships, the Company is exploring opportunities to reduce its cost base. Backlog and orders for our new indoor air quality solutions from enterprise and commercial customers have fallen below expectations for the second half of the year resulting in efforts to defer or eliminate excess costs while the Company continues to build a market and demand for its indoor air quality services and platform.

The Company is providing revenue guidance for the second half of 2023 of $28.5 to $33.5 million reflecting an increase of approximately 32% to 55% over the first half of the year.

Balance Sheet and Liquidity

Total current assets were approximately $39.3 million as of June 30, 2023, and total current liabilities were approximately $17.3 million as of June 30, 2023. Net working capital was approximately $22.1 million as of June 30, 2023. Cash was approximately $5.3 million as of June 30, 2023.

Based on the current liquidity position of the Company and delays in orders from the B2B business, the Company's Board of Directors and management are continuing to explore various capital raising opportunities, including but not limited to a rights offering or private placement of securities, or other means of financing during the third quarter of 2023. Some or all of the net proceeds from any capital raise would be used to manage and help alleviate costs associated with developing our products and services, conducting research and development and funding operations.

In addition, the Company will continue to consider other ways to maximize shareholder value, including but not limited to cost-cutting measures to maximize available resources, as well as a potential restructuring or reorganization of the Company. The Company believes that any savings generated from such cost-reduction or restructuring activities which are ultimately adopted, along with any projected capital raise, would enable the Company to continue operations while the Company continues to seek new sources of financing to stabilize its finances and operations.

There can be no assurances, however, that the Company will be able to secure any such additional capital in the third quarter of 2023 or in the future, on acceptable terms and conditions, or at all, or that any cost-cutting measures and/or potential restructuring or reorganization of the Company will be sufficient to continue operations.

Financial results and analyses are available on the Company’s investor relations website: https://investors.molekule.com.

About Molekule

References to “Molekule” herein include Molekule Group, Inc. (Nasdaq: MKUL) and its consolidated subsidiaries, including Molekule, Inc. Molekule is creating safer, healthier indoor environments worldwide, starting with our most essential resource: the air we breathe. Based on over 25 years of research and development, the company creates scientifically tested technology to improve indoor air quality for individuals, businesses, schools, hospitals and organizations of all sizes. Molekule's lineup of air purification solutions incorporates medical-grade high-efficiency particulate air filtration and the company’s patented photoelectrochemical oxidation (PECO) technology, which surpasses traditional filters by effectively destroying a wide range of pollutants, including volatile organic compounds, mold, bacteria, viruses and allergens. These devices have undergone rigorous assessments by third-party laboratories, earning FDA clearance as medical devices. It’s all part of Molekule’s vision of changing the world from the indoors out. For more details, please visit molekule.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current beliefs and expectations of our management and are subject to known and unknown risks and uncertainties. Words or expressions such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “may,” “will,” “projects,” “could,” “should,” “would,” “seek,” “forecast,” or other similar expressions help identify forward-looking statements. Factors that could cause actual events to differ include, but are not limited to:

●	general economic conditions in the markets where we operate;
●	the impact of the COVID-19 pandemic and related prophylactic measures;
●	expected timing of regulatory approvals and product launches;
●	non-performance of third-party vendors and contractors;
●	risks related to our ability to successfully sell our products and the market reception to and performance of our products, including our new Molekule 360 indoor air quality management solutions;
●	the possibility that our products do not ultimately perform in line with our testing or that prior test results may not be replicated in future studies;
●	our compliance with, and changes to, applicable laws and regulations;
●	our limited operating history;
●	our ability to manage growth;
●	our ability to obtain additional financing when and if needed;
●	our ability to expand product offerings;
●	our ability to compete with others in our industry;
●	our ability to protect our intellectual property;
●	the ability of certain stockholders to determine the outcome of matters that require stockholder approval;
●	our ability to retain the listing of our common stock on Nasdaq;
●	our ability to defend against legal proceedings;
●	success in retaining or recruiting, or changes required in, our officers, key employees or directors;
●	the ability to successfully integrate Molekule, Inc.;
●	the incurrence of unexpected costs, liabilities or delays relating to our merger with Molekule, Inc.;
●	the risk that goodwill or identifiable intangible assets (including such items recorded with respect to our merger with Molekule, Inc.) could become impaired; and our ability to successfully consummate acquisitions; and
●	other economic, business, competitive, and regulatory factors affecting the businesses of the Company generally, including but not limited to those set forth in Molekule’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Molekule’s latest annual report on Form 10-K, as amended, and other SEC filings.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. Although we believe that the expectations reflected in the forward-looking statements are reasonable based on information currently available, we cannot assure you that the expectations will prove to have been correct. Accordingly, you should not place undue reliance on these forward-looking statements. In any event, these statements speak only as of the date of this release. We assume no obligation to revise or update any of the forward-looking statements to reflect events or circumstances after the date of this release or to reflect new information or the occurrence of unanticipated events.

Contacts

Media Contact

Press@molekule.com

Investor Relations Contacts

Ryan Tyler

Chief Financial Officer, Molekule

Ryan.Tyler@molekule.com

MATTIO Communications

molekule@mattio.com

Financial Statements

MOLEKULE GROUP, INC. AND SUBSIDIARIES

Balance Sheets

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS

Cash	$5,269,376	$22,062,657
Other current assets	34,074,855	2,722,296
Total current assets	39,344,231	24,784,953
Non-current assets	86,095,781	4,373,933
Total assets	$125,440,012	$29,158,886

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$17,296,455	$4,562,253
Non-current liabilities	67,438,501	4,893,431
Total liabilities	84,734,956	9,455,684
Total equity	40,705,056	19,703,202
Total liabilities and stockholders' equity	$125,440,012	$29,158,886

MOLEKULE GROUP, INC. AND SUBSIDIARIES

Statements of Operations

(Unaudited)

	Three Months Ended
	June 30,
	2023	2022
Product revenues	$13,242,959	$70,918
Cost of sales	8,763,888	36,126
Gross profit	4,479,071	34,792
Operating expenses:
Selling, general and administrative	15,005,356	4,105,066
Research and development	1,174,846	579,061
Total operating expenses	16,180,202	4,684,127
Loss from operations	(11,701,131)	(4,649,335)
Change in fair value of warrant liability	(12,050,500)	(650,000)
Interest expense	(1,443,009)	—
Other expense	132,242	—
Total other expense	(1,310,767)	—
Loss before income tax benefit	(25,062,398)	(5,299,335)
Income tax benefit	93,156	(127,058)
Net loss	$(24,969,242)	$(5,172,277)
Net loss per share:
Basic and diluted	$(0.76)	$(0.37)
Weighted-average common shares outstanding:
Basic and diluted	33,017,565	13,894,119

MOLEKULE GROUP, INC. AND SUBSIDIARIES

Statements of Cash Flows

(Unaudited)

	Three Months Ended June 30,
	2023	2022
Net cash flows used in operating activities	(11,285,744)	(2,485,229)
Net cash flows used in investing activities	(762,927)	(125,990)
Net cash flows provided by financing activities	9,546,208	14,000,551
Net increase in cash	(2,502,463)	11,389,332
Cash, beginning of period	8,401,581	17,774,097
Cash, end of period	$5,899,118	$29,163,429